Exhibit 23.2

           Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption "Experts" in the Registration Statement on the Shelf-Registration Form F-3 and related Prospectus of Excel Maritime Carriers Ltd., filed on November 5, 2004 for the registration of up to $200,000,000 of common shares, preferred shares and/or debt securities and to the incorporation by reference of our report dated March 26, 2004 with respect to the consolidated balance sheet of Excel Maritime Carriers Ltd as of December 31, 2003 and 2002 and the related consolidated statements of income, stockholders' equity and cash flows for the two years then ended included in its Annual Report on Form 20-F for the year ended December 31, 2003 filed with the U.S. Securities and Exchange Commission on May 28, 2004.


/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
November 5, 2004